UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

October 28th 2014

Date of Report (Date of earliest event reported)

Cascade Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0001290504	41-2122221
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2724 Otter Creek Ct., 101, Las Vegas, Nevada	89117-1732
(Address of Principal executive offices)	(Zip Code)

250-954-0263

Registrant’s telephone number, including area code

2360 Corporate Circle, Suite 40, Henderson, Nevada, 89004

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement

On September 30, 2014 the shareholders in the company agreed upon a Letter of Intent to enter into a merger in order to acquire Nano Tech West, Inc. Nano Tech West is a Nevada corporation holding the distribution rights to new nano technology with wide ranging applications from medicine to space. Initially the company will be directing its efforts to the mining, mineral and oil and gas industries. There were contingencies to the acquisition which were generally met on October 28, 2014, but minor conditions remain.

They also agreed to a share consolidation (reverse split) comprising one new share for each twenty five shares currently held (1 for 25) to be effective as quickly as possible.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The shareholders elected a new board of four (4) directors, who, in turn, engaged the persons as officers, as listed below: Blair Harrison Berry director, James Brown Secretary and director, David Giovanetto vice president and director and Robert Hughes President CEO and director.

Information about the directors:

Blair Harrison Berry, age 50, director. Mr. Berry divides his time between BC Canada, Nevada and Mexico and is retired from a 20 year career in the international shipping industry. During his maritime career he developed a keen business sense and after being an investor in businesses, he then became a business consultant to small and growing companies. He retired from the Maritime industry in 2001 and has consulted to several diverse businesses where his previous experience in Corporate structuring enabled new and fresh thinking business strategies to be effected. His international business experience has enabled those companies to actively grow the business.

James Brown, age 48, director and secretary. Mr. Brown recently joined the Company as Secretary and Director and prior to joining the Company was a Managing Director for an international Private Equity Company holding investments in the mining and Technology industries, where he served from 2009 to the the day he joined the company. Mr. Brown has previously operated several Canadian businesses including a short time in the financial services sector and was also involved in the Canadian Forest Product industry.

David Giovanetto, age 47, director and Vice President. David is an entrepreneurial professional with 12 years experience for private companies, most recently as a remediation specialist involved with on-site operations in the energy sector in Alberta, Canada. In addition to years of progressive experience as a corporate development consultant, Mr. Giovanetto has completed his degree in international business at Mount Royal University (2012) and holds a Bachelor of science degree from the University of Calgary, in addition to completing several non-degree courses, also at the University of Calgary. Mr. Giovanetto has a strong managerial background with the strategic and tactical vision to develop and execute sophisticated plans in addition to proficiency in developing start-ups. He joined Nanotech in 2013, but from 2010 to 2013, he was employed as an environmental consultant, and prior to that, from 2006 to 2010, he was employed as a consultant to 74305 AB Ltd. From 1998 to 2006, he was the Project Coordinator for Wasteco Environmental, dealing with all forms of contamination and reclamation in soil and soil recovery activities.

Robert Hughes, age 78, director, President and CEO, obtained his formal education in the United Kingdom, emigrating to Canada in 1957. He worked for several multi-national companies between 1957 and 1966, at which time he moved to British Columbia and began working for a Chartered Accounting Firm. In 1967, he started a mining company, Interprovincial Silver Mines Ltd, which he led through its public listing process in 1967, and remained with that company until 2005, at which point he retired. He has served as president or secretary/treasurer for numerous companies, to include Adanac Mining Ltd., Ariel Resources Ltd., Advance International Inc., Avance Venture Corp, General Energy Corp. and Gold Cup Resources Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: November 28, 2014

Cascade Energy, Inc.

/s/ Robert Hughes
Robert Hughes,
President CEO & director